UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2008

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(Address of principal executive offices)(Zip Code)

 (919) 645-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 18, 2008, the Compensation/Human Resources Committee (the “Committee”) of the Board of Directors of Capital Bank Corporation (the “Company”) approved bonuses under the Company’s Annual Incentive Plan to its named executive officers for fiscal 2008 performance. The Committee first evaluated the previously announced performance measures that were set at the beginning of fiscal 2008 before national and global market conditions began to deteriorate and negatively impact the banking industry. As a result of these unprecedented market conditions and as the Committee had expected, the previously announced performance measures regarding asset growth and functional performance objectives related to annual loan production goal were met and exceeded, but the performance measures for net income and return on equity were not met. Based upon these results, each of the named executive officers received the following cash bonus as indicated: B. Grant Yarber ($54,000), Michael R. Moore ($31,450), David C. Morgan ($34,850), and Mark J. Redmond ($30,600). In addition, after considering the performances of its peer banks through the third quarter of fiscal 2008 and their compensation practices, the Committee awarded Mr. Yarber an additional discretionary bonus of $15,600 to recognize his leadership in maintaining safe, sound banking practices when dealing with the unprecedented economic factors that the Company faced in the later half of fiscal 2008.

On December 18, 2008, the Committee also approved Michael Moore’s inclusion as a participant in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Executive Plan”). A copy of the Executive Plan was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2009	CAPITAL BANK CORPORATION

By: /s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer